UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2016

Southcross Energy Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35719	45-5045230
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

1717 Main Street
Suite 5200
Dallas, Texas 75201
(Address of principal executive office) (Zip Code)

(214) 979-3720
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 25, 2016, Southcross Energy Partners, L.P. (the “Partnership”) filed an interim written affirmation with the New York Stock Exchange (the “NYSE”) notifying the NYSE that the Partnership was not in compliance with Section 303A.07 of the NYSE’s Listed Company Manual because the audit committee (the “Audit Committee”) of the board of directors (the “Board”) of Southcross Energy Partners GP, LLC, the general partner of the Partnership (the “General Partner”), consisted of only two members. The non-compliance was the result of the resignation of Mr. Ronald G. Steinhart’s from the Board and all committees thereof, as described below.

On October 26, 2016, the Partnership received a letter from the NYSE indicating that if the Partnership is not able to cure this deficiency by November 2, 2016, a “BC” indicator will be added to the Partnership’s ticker symbol “SXE” on November 4, 2016 to denote that the Partnership is not in compliance with the NYSE’s continued listing standards. The Partnership’s common units will continue to be listed and traded, subject to compliance with the other continued listing requirements, and the “BC” indicator will be removed when the Partnership is compliant with all NYSE listing standards. The Board intends to commence its search for and appoint a third independent director with accounting or related financial management expertise to the Board and the Audit Committee as soon as practicable.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2016, Ronald G. Steinhart resigned from the Board and all committees thereof, effective immediately. Mr. Steinhart’s resignation was not the result of any disagreements with the Partnership regarding any matter related to its operations, policies, practices or otherwise. Mr. Steinhart was a member of the Audit, Conflicts and Compensation Committees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southcross Energy Partners, L.P.

	By:	Southcross Energy Partners GP, LLC,
its general partner

Dated: October 26, 2016	By:	/s/ Bret M. Allan
		Name:	Bret M. Allan
		Title:	Senior Vice President and Chief Financial Officer